EXHIBIT 10.2

MASSEY ENERGY COMPANY

NON-EMPLOYEE DIRECTORS – COMPENSATION SUMMARY

Annual Retainer	$40,000 annual retainer, payable quarterly, plus $5,000 annual retainer, payable quarterly, for Chairmen of Board Committees ($15,000 for Chairman of Audit Committee).

Meeting Fees	$2,000 for each Board meeting attended, plus $2,000 for each Committee meeting attended ($3,000 for each Audit Committee meeting).

Deferred Compensation	Annually directors may defer all or a portion of their retainer and meeting fees and elect to have such deferred amounts invested in: (1) an interest-bearing account or (2) phantom stock units based on Massey Energy common stock.

Initial Grant of Restricted Stock	4,056 restricted shares one-time grant. The terms and conditions of the restricted shares are set forth in the Massey Energy Company Stock Plan for Non-Employee Directors (as amended and restated May 24, 2005) [filed May 26, 2005 as Exhibit 10.1 to Massey’s current report on Form 8-K].

Initial Grant of Restricted Units	2,705 restricted units one-time grant. The terms and conditions of the restricted units are set forth in the Massey Energy Company Stock Plan for Non-Employee Directors (see above).

Annual Grant of Restricted Stock	2,028 restricted shares annual grant. The terms and conditions of the restricted shares are set forth in the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors (as amended and restated May 24, 2005) [filed May 31, 2005 as Exhibit 10.1 to Massey’s current report on Form 8-K].

Insurance	$75,000 life insurance (requires medical examination).

$250,000 travel accident insurance while traveling for Massey Energy Company.

Directors and Officers liability insurance.